Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RED VENTURES HOLDCO, LP,

BATON MERGER CORP.

and

BANKRATE, INC.

Dated as of July 2, 2017

i

(Continued)

(Continued)

INDEX OF DEFINED TERMS

Terms	Page

Acceptable Confidentiality Agreement	33
Acquisition Proposal	63
Action	64
Affiliate	64
Agreement	1
Alternative Acquisition Agreement	33
Annual Bonus Plans	43
Bonus Period	43
Book-Entry Share	4
Bribery Act	14
Business Day	64
Bylaws	3
Cancelled Shares	3
Capitalization Date	9
Certificate	4
Certificate of Merger	2
Change of Recommendation	34
Charter	2
Chosen Courts	60
Closing	2
Closing Date	2
Code	6
Common Stock	9
Company	1
Company Benefit Plan	64
Company Board	1
Company Damage Cap	57
Company Disclosure Schedule	8
Company Equity Awards	7
Company Information	28
Company Intellectual Property	64
Company Material Adverse Effect	64
Company Owned Real Property	21
Company Preferred Stock	9
Company Recommendation	11
Company Related Parties	57
Company Restricted Stock Award	7
Company RSU Award	7
Company SEC Documents	11
Company Securities	10
Company Stock Option	7
Company Termination Fee	56
Compliant	65

Confidentiality Agreement	41
Continuation Period	42
Continuing Employees	42
Contract	65
Converted Shares	3
Credit Agreement Termination	50
D&O Insurance	45
Debt Commitment Letter	25
Definitive Agreements	46
DGCL	1
Discharge	50
Dissenting Shares	6
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	65
ERISA	66
ERISA Affiliate	66
Exchange Act	66
Exchange Fund	4
Excluded Shares	3
Existing Indenture	66
Existing Notes	66
Existing Notes Trustee	66
FCPA	14
Financing	25
GAAP	12
Governmental Entity	66
HSR Act	66
Indebtedness	20
Indemnified Parties	44
Inquiry	33
Intellectual Property	66
Intervening Event	66
IT Assets	19
J.P. Morgan	22
Knowledge	67
Law	67
Leased Real Property	21
Lender	67
Lien	67
Marketing Period	67
Material Contract	19
Materials of Environmental Concern	68
Merger	1
Merger Consideration	3
Merger Sub	1

v

Multiemployer Plan	68
Notice of Change of Recommendation	35
NYSE	68
OFAC	14
Order	68
Parent	1
Parent Disclosure Schedule	23
Parent Material Adverse Effect	24
Parent Related Parties	58
Parent Termination Fee	58
Paying Agent	4
Permits	13
Permitted Liens	68
Person	69
Proxy Statement	37
Real Property Leases	21
Record Holder	69
Regulatory Law	69
Representatives	69
Required Financial Information	48
SEC	69
Securities Act	69
Share	3
Shares	3
Solvent	27
Specified Credit Agreement	69
Stockholder Approval	52
Stockholders Agreement	69
Stockholders Meeting	38
Subsidiary	69
Superior Proposal	70
Surviving Corporation	2
Takeover Statute	23
Tax	70
Tax Return	70
Taxes	70
Termination Date	54
Transaction Litigation	42
Willful Breach	70

Exhibit A:	Voting Agreement
Exhibit B:	Form of Certificate of Incorporation
Exhibit C:	Debt Commitment Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2017 (this “Agreement”), by and among Red Ventures Holdco, LP, a North Carolina limited partnership (“Parent”), Baton Merger Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Bankrate, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and has approved and declared this Agreement fair and advisable to and in the best interests of its stockholders;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, New Imagitas, Inc., a wholly owned Subsidiary of Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Ben Holding S.à r.l. have entered into a Voting Agreement in the form attached hereto as Exhibit A, pursuant to which and subject to the terms thereof, among other things, Ben Holding S.à r.l. is agreeing to vote the shares of Common Stock owned by it and subject to the Voting Agreement in favor of the adoption of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement, subject to the terms and conditions thereof; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.

Section 1.2.    Closing. The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, no later than the third (3rd) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, provided, that if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (i) a Business Day during the Marketing Period specified by Parent on no fewer than three (3) Business Days written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (ii) the first Business Day following the final day of the Marketing Period (subject, in the case of each of the foregoing clauses (i) and (ii), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso) or (b) at such other date, time or place as agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to such condition under this Agreement.

Section 1.3.    Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1.    Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

Section 2.2.    Certificate of Incorporation. Without any further action on the part of the Company or Merger Sub, at the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to be in the form attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

Section 2.3.    Bylaws. Subject to Section 5.10, without any further action on the part of the Company or Merger Sub, at the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4.    Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.5.    Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.6.    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, any party hereto or any other Person:

(a)    Merger Consideration. Each share of Common Stock (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and Dissenting Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive $14.00 per Share in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes pursuant to Section 2.7(g), whereupon such Shares will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.7.

(b)    Cancellation of Cancelled Shares; Conversion of Converted Shares. Shares that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub (collectively, “Cancelled Shares”) shall at the Effective Time automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Shares that immediately prior to the Effective Time are held by any wholly owned Subsidiary of the Company (collectively, “Converted Shares”) shall at the Effective Time automatically be converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)    Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7.    Payment.

(a)    Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the holders of Shares a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short-term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(b)    Exchange Procedures.

(i)    Letter of Transmittal. As soon as reasonably practicable after the Effective Time (but in any event no later than five (5) Business Days after the date on which the Effective Time occurs), Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each Record Holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented Shares, which Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a), (A) a letter of transmittal (which shall be in customary form and with such other provisions as Parent and the Company shall reasonably agree, and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or transfer of such Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares)) and (B) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or Book-Entry Shares to the Paying Agent in exchange for payment of the Merger Consideration therefor.

(ii)    Payment for Shares. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) or Book-Entry Shares, together with, in the case of Certificates, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount of cash (after giving effect to any required withholding taxes as provided in Section 2.7(g)) that such holder has the right to receive pursuant to Section 2.6(a). No interest will be paid or accrued on any amount payable in respect of Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate or, in the case of a Book-Entry Share, a surrendered Share is registered, it will be a condition of payment that the Certificate or, in the case of a Book-Entry Share, the Share so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment has paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or, in the case of a Book-Entry Share, the Share surrendered and has established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Taxes have been paid or are not applicable.

(c)    Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.7(b), each Certificate and Book-Entry Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a). If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and if determined by Parent in its sole discretion, the posting by such holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent will cause the Surviving Corporation or the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares previously evidenced by such lost, stolen or destroyed Certificate, without any interest thereon.

(f)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent prompt notice of any written demands received by the Company for appraisals of Shares, including any holder’s written notice of its intent to demand payment pursuant to Section 262 of the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or agree to do any of the foregoing.

(g)    Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including pursuant to Sections 2.6(a) and 2.8) such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or the rules and regulations promulgated thereunder, or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and timely paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 2.8.    Company Equity Awards.

(a)    Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Stock Options with respect to such holder’s Company Stock Options, each outstanding option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled for no consideration.

(b)    Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Restricted Stock Awards with respect to such holder’s Company Restricted Stock Awards, each award in respect of a Share subject to vesting, repurchase or other lapse restriction (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, either (i) become fully vested, in the case of any Company Restricted Stock Award that vests solely based on continued service, or (ii) vested to the extent provided for in the award agreement applicable to such Company Restricted Stock Award, in the case of any Company Restricted Stock Award that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the Effective Time, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each vested Share subject to such Company Restricted Stock Award. For purposes of clause (ii), the determination of actual performance and the number of Shares underlying the Company Restricted Stock Award that vest as of the Effective Time shall be made by the Company Board (or an authorized committee thereof) prior to the Effective Time.

(c)    Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company RSU Awards with respect to such holder’s Company RSU Awards, each restricted stock unit award in respect of a Share (each, a “Company RSU Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, either (i) become fully vested, in the case of any Company RSU Award that vests solely based on continued service, or (ii) vested to the extent provided for in the award agreement applicable to such Company RSU Award, in the case of any Company RSU Award that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the Effective Time, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each vested Share subject to such Company RSU Award. For purposes of clause (ii), the determination of actual performance and the number of Shares underlying the Company RSU Award that vest as of the Effective Time shall be made by the Company Board (or an authorized committee thereof) prior to the Effective Time.

(d)    The Surviving Corporation shall pay the holders of Company Equity Awards the cash payments described in this Section 2.8 on or as soon as reasonably practicable after the Closing Date, but in any event within five (5) Business Days thereafter.

(e)    Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section  2.8.

Section 2.9.    Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” (to the extent such disclosures are general and cautionary, predictive or forward-looking in nature)) filed with or furnished to the SEC by the Company (including any documents incorporated by reference into any of the Company SEC Documents) since January 1, 2016 and publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement or (b) the disclosure letter delivered by the Company to Parent prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or that the inclusion of such item in the Company Disclosure Schedule is required), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties, rights or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its and its Subsidiaries’ certificate of incorporation and bylaws (or similar organizational documents), in each case as amended and in effect as of the date of this Agreement. The Company is not in violation of any provision of its certificate of incorporation or bylaws.

Section 3.2.    Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company and indicates the jurisdiction of organization or formation of each such Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens. As of the date hereof, neither the Company nor any of the Subsidiaries required to be listed in Section 3.2 of the Company Disclosure Schedule owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interest of any nature in, any other Person, other than the Subsidiaries identified in Section 3.2 of the Company Disclosure Schedule.

Section 3.3.    Capitalization.

(a)    The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on June 30, 2017 (the “Capitalization Date”), (i) 89,702,872 shares of Common Stock were issued and outstanding, including 785,733 shares in respect of outstanding Company Restricted Stock Awards, (ii) 12,531,182 shares of Common Stock were held by the Company in its treasury, (iii) 939,940 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, (iv) 4,969,920 shares of Common Stock were reserved for issuance pursuant to Company RSU Awards (assuming applicable performance conditions are satisfied at target levels), and (v) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares, and all Shares reserved for issuance as noted in clause (iii) and (iv) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and are or will be free of, and were not and will not be issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar rights.

(b)    Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options or the vesting or settlement of Company Restricted Stock Awards or Company RSU Awards outstanding on such date, as of the date hereof there are no outstanding or reserved for issuance (i) shares of capital stock or voting securities of the Company, (ii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or create, or cause to be issued, delivered, sold or created, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, interest, agreement, arrangement or undertaking (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”), or (iv) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(c)    Except for the Stockholders Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries.

(d)    Section 3.3 of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Company Equity Awards and, with respect to each, the type of award, the date of grant, the exercise price, if applicable, and the number of shares of Common Stock subject to such award.

Section 3.4.    Authority.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (collectively, the “Enforceability Exceptions”).

(b)    The Company Board, at a meeting duly called and held, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company, and (iv) subject to Section 5.2, resolved to recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”), which resolutions, as of the date hereof, remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(c)    The Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.5.    Consents and Approvals; No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule or as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of the NYSE, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) subject to obtaining the Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, (ii) require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, or the loss of a benefit under, any provision of any Material Contract, or result in the creation or imposition of any Lien, other than any Permitted Lien, on any property, right or asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) and (iii), as would not constitute a Company Material Adverse Effect.

Section 3.6.    Company SEC Documents.

(a)    Since December 31, 2015, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the respective dates referred to. At the time filed with the SEC (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company since December 31, 2015. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(b)    The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly present in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c)    The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.

(d)    The Company, based on its most recent evaluation of internal control over financial reporting, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)    Since December 31, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f)    Since December 31, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.7.    Absence of Certain Changes or Events.

(a)    From December 31, 2016 through the date hereof, except in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to clauses (i), (ii), (iv), (viii), (ix), (xi), (xii), (xv) or (xvi) or, solely to the extent related to the foregoing clauses, clause (xxi) of Section 5.1(b).

(b)    Since December 31, 2016, there has not been a Company Material Adverse Effect.

Section 3.8.    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.

Section 3.9.    Compliance with Laws.

(a)    Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and since December 31, 2015 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Permits”). No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of any such Permit, and none of the Company or any of its Subsidiaries has received any cease and desist letters or material written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not constitute a Company Material Adverse Effect.

(b)    Except as would not constitute a Company Material Adverse Effect, since December 31, 2015, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents or employees have (i) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official, in each case in violation of, or (ii) otherwise violated, any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), or the UK Bribery Act (the “Bribery Act”). Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Bribery Act and have maintained such policies and procedures in force. Except as would not constitute a Company Material Adverse Effect, since December 31, 2015, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. To the Knowledge of the Company, except as would not constitute a Company Material Adverse Effect, none of the Company’s or any of its Subsidiaries’ directors, officers, agents or employees is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and since December 31, 2015, neither the Company nor any of its Subsidiaries has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable United States sanctions administered by OFAC.

Section 3.10.    Tax Matters. Except as would not constitute a Company Material Adverse Effect:

(a)    Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects.

(b)    Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all material Taxes due (whether or not shown to be due on any Tax Return), except for Taxes that are being contested in good faith and for which adequate reserves have been established, in accordance with GAAP, in the financial statements included in the Company SEC Documents filed prior to the date hereof.

(c)    There are no pending audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries and no written notification has been received by the Company or any of its Subsidiaries that such an audit, examination, investigation or other proceeding in respect of Taxes is proposed or threatened. No Governmental Entity has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. There are no Liens for Taxes on the assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(d)    No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be required to file Tax Returns in, or subject to Tax by, that jurisdiction, which claim has not been fully resolved.

(e)    Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date, or (ii) is a party to any Tax sharing or indemnity agreement, other than any such agreement (x) contained in ordinary course commercial agreements, employment agreements or leases the primary subject matter of which is not Tax matters or (y) solely between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated, consolidated, combined or unitary group filing a consolidated, combined, unitary or other Tax Return (other than the group the common parent of which is the Company) or (B) is liable for any Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as a transferee or successor.

(f)    With respect to each of the Company and its Subsidiaries, (i) there is no currently effective written waiver, document or other agreement extending the statute of limitation or period of assessment or collection of any Taxes and (ii) no power of attorney with respect to any Taxes has been executed or filed with any Governmental Entity (excluding powers of attorney granted to employees of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Governmental Entity), which Tax Return has not since been filed.

(g)    Each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3121 and 3402 of the Code or any other applicable provision of state, local or foreign Law).

(h)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(j)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.11.    Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal quarter ended March 31, 2017 included in the Company SEC Documents (including in the notes thereto), (b) incurred in the ordinary course of business and consistent with past practice since March 31, 2017, (c) incurred in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement, or (d)  that would not constitute a Company Material Adverse Effect.

Section 3.12.     Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their properties, rights or assets, for which an adverse result would constitute a Company Material Adverse Effect. There is no Order imposed upon or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their properties, rights or assets, that constitutes a Company Material Adverse Effect.

Section 3.13.    Employees and Employee Benefit Plans.

(a)    Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof) and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) a current Internal Revenue Service opinion or favorable determination letter, and (D) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan. For purposes of this Section 3.13(a), for the avoidance of doubt, a Company Benefit Plan that is an employment, severance, change in control or similar Contract with any employee, director or consultant of the Company or any of its Subsidiaries shall be considered to be material if it provides for aggregate base compensation or payments in excess of $200,000 in any 12-month period.

(b)    Except as would not constitute a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained in compliance with its terms and with the requirements of applicable Law, and (ii) all employer contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(c)    No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, its Subsidiaries or their respective ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any such ERISA Affiliates of incurring any such liability.

(d)    None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has within the last six (6) years contributed to or been required to contribute to any Multiemployer Plan.

(e)    No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code at the sole expense of the former employee.

(f)    Except as expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any officer, director or employee of the Company or any of its Subsidiaries to severance or termination pay, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any officer, director or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(g)    No Company Benefit Plan is maintained, or covers any employees of the Company or any of its Subsidiaries working, outside the jurisdiction of the United States or the United Kingdom.

(h)    Neither the Company nor any of its Subsidiaries (i) has agreed or been compelled to recognize any labor union or labor organization, nor has any labor union or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization or other union organizational campaign seeking to authorize union representation, nor, to the Knowledge of the Company, is any such proceeding or campaign threatened, and no such proceeding or campaign has been pending or conducted within the past three (3) years. Except as would not constitute a Company Material Adverse Effect, (A) no labor strike, slowdown, work stoppage, lockout, or other labor controversy is in effect or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years, and (B) the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and the termination thereof, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings and mass layoffs, wages and hours, withholding of Taxes, classification of employees as exempt or non-exempt from overtime pay requirements, classification of individuals as employees or non-employee contractors or consultants, the provision of meal and rest breaks, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. Except as would not constitute a Company Material Adverse Effect, no action, arbitration, audit, complaint, charge, inquiry, investigation, or proceeding by or on behalf of any employee, prospective employee, former employee or labor organization of the employees of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

Section 3.14.    Intellectual Property.

(a)    Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own all of the material proprietary Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries substantially as currently conducted, free and clear of all Liens, except for Permitted Liens. No Actions are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.

(b)    Except as would not constitute a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Person is violating, misappropriating or infringing any of the Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(c)    Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property and to protect and preserve the confidentiality of the trade secrets that comprise any part of the Company Intellectual Property.

(d)    Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with their respective privacy and security policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure of any personal information or data.

(e)    Except as would not constitute a Company Material Adverse Effect, (i) no third Person has possession of, or any current or contingent right to access or possess, any material proprietary source code of the Company or any of its Subsidiaries and (ii) the material proprietary software containing proprietary source code of the Company and its Subsidiaries that is distributed or made available to third parties does not incorporate or interact with any “open source” or similar software in a manner that would require the Company or its Subsidiaries to make such source code available to other third parties.

(f)    Except as would not constitute a Company Material Adverse Effect, since December 31, 2015, there has been no security breach of the computers, websites and information technology systems (“IT Assets”) of (and to the Knowledge of the Company, otherwise used by) the Company and its Subsidiaries.

Section 3.15.    Material Contracts.

(a)    Except as set forth in Section 3.15(a) of the Company Disclosure Schedule or as would not constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under, nor to the Knowledge of the Company has it received written notice alleging it to be in breach of or default under, the terms of any Material Contract (as defined below), (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (iii) each Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions, and (iv) no event has occurred which would result in a breach of or default under any Material Contract or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Material Contract (in each case, with or without notice, lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.

(b)    A true and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each Material Contract, each as amended to the date hereof. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto), excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i)    Any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(ii)    Any Contract (other than between or among the Company and any of its wholly owned Subsidiaries or between or among any of the wholly owned Subsidiaries of the Company) (A) relating to (w) indebtedness of the Company or its Subsidiaries for borrowed money in excess of $2 million, (x) other indebtedness of the Company or its Subsidiaries in excess of $2 million evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (y) any financial guaranty by the Company or its Subsidiaries of indebtedness of any other Person described in clauses (w) or (x), and (z) swaps, options, derivatives and other hedging arrangements entered into by the Company or its Subsidiaries in connection with indebtedness described in clauses (w), (x) or (y) (collectively, “Indebtedness”) or (B) containing any limitation on the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, give guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries or incur Liens;

(iii)    Any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in any geographic area, (B) provides for “exclusivity” or any similar requirement in favor of any third party or (C) grants any rights of refusal, rights of first negotiation, “most favored nation” or similar rights to any third party, in each case except for limitations, requirements or provisions that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)    Any Contract that relates to (A) the acquisition or disposition of any business, assets or properties, whether by way of merger, consolidation or purchase of stock or assets, or (B) any material ownership interest in any other Person (other than the Subsidiaries of the Company), in each case that contains material continuing representations, covenants, indemnities or other obligations of the Company;

(v)    Any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $5 million;

(vi)    Any Contract with each of the ten (10) largest customers and commercial vendors of the Company by dollar amount for the fiscal year ending December 31, 2016;

(vii)    Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1 million;

(viii)    Any Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company and its Subsidiaries, collectively, received or paid in excess of $10 million during the 12-month period ended December 31, 2016;

(ix)    Any Contract under which a Governmental Entity procures or supplies services from the Company or provides a grant to the Company, or any subcontract to such a Contract;

(x)    Each Real Property Lease and any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, office furniture or other personal property, in any such case requiring by its terms aggregate payments by or to the Company or any of its Subsidiaries in excess of $1 million for the 12-month period ending December 31, 2017;

(xi)    Any Contract involving any resolution or settlement of any actual or threatened Action involving the Company or any of its Subsidiaries involving a payment in excess of $5 million or any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;

(xii)    Any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(xiii)    Any material Contract under which the Company or any of its Subsidiaries uses or has rights in or to use any Intellectual Property of third parties (including open source Intellectual Property) or under which the Company or any of its Subsidiaries grants any third party any rights in or to use Company Intellectual Property, in each case that provides for annual payments of (or concerns Intellectual Property with a value of) more than $3 million (other than non-exclusive, “off-the-shelf” software licenses) and any material Contract relating to IT Assets; and

(xiv)    Any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.

Section 3.16.    Property.

(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”) and a true and complete list of all leases, subleases and licenses (“Real Property Leases”) pursuant to which the Company or any of its Subsidiaries is a party as of the date hereof with respect to real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (each, a “Leased Real Property”).

(b)    Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has (i) good, valid and marketable fee simple title to all Company Owned Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) valid and enforceable leasehold estates in all Leased Real Property, free and clear of all Liens, except for Permitted Liens, and with respect to the Company Owned Real Property, there are no outstanding option rights, rights of first offer or rights of first refusal to purchase any portion thereof or interest therein.

(c)    Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as now being conducted, free and clear of all Liens, except for Permitted Liens.

Section 3.17.    Environmental Laws. Except as would not constitute a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries under circumstances that have resulted in, or would reasonably be expected to result in, liability of the Company or any of its Subsidiaries under any applicable Environmental Laws, and (ii) none of the Company and its Subsidiaries has violated any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any Action or has received any written notification alleging that it has any liability or obligation under any Environmental Law or in connection with any release or threatened release of Materials of Environmental Concern except to the extent such matter has been fully resolved and, to the Knowledge of the Company, none of the foregoing is threatened.

Section 3.18.    Insurance Policies. Section 3.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies, including workers’ compensation, corporate-owned life insurance, fire and casualty, general liability, product liability, business interruption, directors and officers and other professionally liability policies, issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured, as well as any material historic occurrence-based policies still in force, and such policies have been made available to Parent. Except as would not constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policies. Except as would not constitute a Company Material Adverse Effect, as of the date hereof the Company has not received any notice of termination, cancellation or non-renewal or material premium increase with respect to any such insurance policy nor, to the Knowledge of the Company, are any of the foregoing threatened, and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.19.    Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Shares is fair, from a financial point of view, to such holders. A signed, correct and complete copy of such opinion will promptly be made available to Parent for informational purposes only following receipt thereof by the Company.

Section 3.20.    Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than J.P. Morgan, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of the engagement letter between the Company and J.P. Morgan relating to the transactions contemplated by this Agreement, which agreement discloses all fees payable and other material obligations thereunder.

Section 3.21.    Takeover Statutes Not Applicable; No Rights Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.8, no “fair price,”

“moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL (collectively, a “Takeover Statute”), or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company is applicable to the transactions contemplated by this Agreement, including the Merger. The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.22.    Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23.    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Evaluation Material (as defined in the Confidentiality Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Parent Material Adverse Effect or that the inclusion of such item in the Parent Disclosure Schedule is required), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

Section 4.1.    Organization. Parent is a limited partnership, and Merger Sub is a corporation, and each is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties, rights or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent

Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent or Merger Sub from consummating the Merger. Parent has made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws (or similar organization documents) of Parent and Merger Sub, in each case as in effect as of the date of this Agreement. Except as would not constitute a Parent Material Adverse Effect, neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or similar organization documents).

Section 4.2.    Capitalization; Merger Sub.

(a)    The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent free and clear of all Liens.

(b)    Merger Sub has been formed solely for the purpose of the Merger and prior to the Effective Time will have engaged in no other business activities and will have owned no assets and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3.    Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub. Concurrently with the execution of this Agreement, New Imagitas, Inc., a North Carolina corporation and a wholly owned Subsidiary of Parent, in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby, and no other actions on the part of Parent or Merger Sub or any other Subsidiary of Parent, including any vote of the stockholders of Parent, are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 4.4.    Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals set forth in Section 4.4 of the Parent Disclosure Schedule or as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of the NYSE, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (ii) require Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, or the loss of a benefit under, any provision of any Contract to which Parent or Merger Sub is a party, or result in the creation or imposition of any Lien on any property, right or asset of Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii) and (iii), as would not constitute a Parent Material Adverse Effect.

Section 4.5.    Information Supplied. None of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.

Section 4.6.    Litigation. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), or any of their properties, rights or assets, for which an adverse result would constitute a Parent Material Adverse Effect. There is no Order imposed upon or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), or any of their properties, rights or assets, that constitutes a Parent Material Adverse Effect.

Section 4.7.    Financing.

(a)    Parent is party to and has accepted a fully executed commitment letter, dated July 2, 2017 (attached hereto as Exhibit C, together with all exhibits or schedules thereto, the “Debt Commitment Letter”), from the Lenders party thereto pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the full amount of the debt financing set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Financing.”

(b)    Parent and Merger Sub have delivered to the Company true, complete and correct copies of the executed Debt Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that do not adversely affect the availability or amount of the Financing.

(c)    Except as expressly set forth in the Debt Commitment Letter, as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders to provide the Financing or any contingencies that would permit the Lenders to reduce the total amount of the Financing, including any condition or other contingency relating to the availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Parent or Merger Sub have knowledge that any of the Lenders will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could adversely affect the availability of the Financing contemplated by the Debt Commitment Letter.

(d)    The Financing, when funded in accordance with the Debt Commitment Letter, together with available cash at the Company and its Subsidiaries and other available cash or other funds of Parent and its Subsidiaries, shall, in the aggregate, provide Parent and its Subsidiaries with cash proceeds (after netting out original issue discount and similar premiums and charges after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and any related fee letter) on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Debt Commitment Letter, including the payment of the aggregate Merger Consideration (including the amounts payable pursuant to Sections 2.7 and 2.8) and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and for any repayment or refinancing of any outstanding Indebtedness of Parent, the Company and/or any of their respective Subsidiaries contemplated by this Agreement or the Debt Commitment Letter.

(e)    As of the date of this Agreement, the Debt Commitment Letter is (i) a legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, of each of the other parties thereto (except as limited by the Enforceability Exceptions) and (ii) in full force and effect. Assuming satisfaction or waiver (to the extent permitted by Law) of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, as of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would constitute a failure to satisfy a condition by Parent under the terms and conditions of the Debt Commitment Letter and (ii) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent or one or more of its Subsidiaries on the Closing Date. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay (or cause to be paid) in full any such amounts due on or before the Closing Date. The Debt Commitment Letter has not been modified, amended or altered as of the date of this Agreement and, as of the date of this Agreement, none of the commitments under the Debt Commitment Letter has been withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. To the Knowledge of Parent, no modification of, or amendment to, the Debt Commitment Letter is currently contemplated except for the addition of Lenders, lead arrangers, bookrunners, agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof.

(f)    Without limiting the effect of Section 7.5(f) or Section 8.7, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate of Parent or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.8.    Share Ownership. As of the date hereof, neither Parent nor any of its Subsidiaries (including Merger Sub) is the beneficial owner of any Share. As of the date hereof and at all times thereafter and prior to the time that is immediately prior to the Effective Time, neither Parent nor any of its Subsidiaries (including Merger Sub) is or will be an “interested stockholder” (as defined in the Company’s certificate of incorporation) (and has not been an interested stockholder at any time in the past three (3) years).

Section 4.9.    Brokers. No broker, finder, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates other than those the fees and expenses of which will be paid by Parent, Merger Sub or their Affiliates.

Section 4.10.    Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, (ii) (a) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (b) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects, and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries that have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, after giving effect to all of the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Merger Consideration (including the amounts payable pursuant to Sections 2.7 and 2.8) and any other repayment or refinancing of debt that may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.10, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (b) such Person has not incurred debts beyond its ability to pay such debts as such debts mature, and (c) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.10, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

Section 4.11.    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 4.12.    No Other Company Representations or Warranties.

(a)    Each of Parent and Merger Sub acknowledges that (i) it and its Representatives have received reasonable access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired, requested or required to review, (ii) it and its Representatives have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company, (iii) it and its Representatives have been afforded a reasonable opportunity to ask questions of and receive answers from personnel of the Company, and (iv) it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

(b)    Each of Parent and Merger Sub acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, its Affiliates (including Merger Sub) and their respective Representatives (and has not relied on any representation, warranty or other statement made by any Person on behalf of the Company or any of its Subsidiaries), except as expressly set forth in Article III (which includes exceptions set forth therein and in the Company Disclosure Schedule) or as may be separately stated in writing in any certificate delivered hereunder, and that all other representations and warranties, express or implied, are specifically disclaimed. Except for the representations and warranties expressly set forth in Article III (taking into account the exceptions set forth therein and in the Company Disclosure Schedule) or as may be separately stated in writing in any certificate delivered hereunder, neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, or any such Person’s use of, such information, including any Evaluation Material (as defined in the Confidentiality Agreement) or presentation materials delivered to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives in the due diligence materials provided to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, including in any “data room,” management presentation (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement (collectively, the “Company Information”). Without limiting the foregoing, except as expressly set forth in Article III, the Company makes no representation or warranty, express or implied, to Parent or Merger Sub or any other Person with respect to (i) the information set forth in the Company Information, (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Company Information, or (iii) any other information concerning the Company, any of its Subsidiaries or the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1.    Conduct of Business by the Company Pending the Merger.

(a)    From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in all material respects in the ordinary course and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers and other third parties with whom the Company and its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters permitted by any provision of
Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision.

(b)    From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(ii)    other than in the case of wholly owned Subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

(iii)    issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (A) in connection with the exercise, vesting or settlement of Company Stock Options, or the vesting or settlement of Company Equity Awards, in each case with respect to Company Stock Options and Company Equity Awards outstanding as of the date of this Agreement or granted in accordance with this Agreement, (B) the issuance of any shares of capital stock or equity interests to the Company or any wholly owned Subsidiary of the Company and (C) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any Indebtedness permitted under clause (viii) below;

(iv)    amend or otherwise change the certificate of incorporation or bylaws of the Company or amend or otherwise change other similar organizational documents of any of its Subsidiaries, except, in the case of Subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated hereby;

(v)    other than (A) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (B) pursuant to transactions that would be permissible under clause (vii) below, or (C) in transactions among wholly owned Subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any Person or make any investments in or loans or capital contributions to any other Person (other than the Company or any of its Subsidiaries), in each case for an amount in excess of $2 million individually or $5 million in the aggregate;

(vi)    make or incur any financial commitment to make any capital expenditures that exceed $3 million in the aggregate, other than capital expenditures contemplated by the capital budget of the Company made available to Parent prior to the date hereof;

(vii)    other than in the ordinary course of business consistent with past practice or in transactions among wholly owned Subsidiaries of the Company, sell, lease, license, encumber (other than Liens securing any Indebtedness permitted under clause (viii) below), allow the expiration or lapse of (with respect to Intellectual Property registration or applications) or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business, property or assets for a purchase price or (if no purchase price is received) with a value in excess of $2 million individually or $5 million in the aggregate;

(viii)    create, incur, assume, suffer to exist or otherwise be liable with respect to, or modify the terms of, any Indebtedness for borrowed money in an amount in excess of $2 million individually or $5 million in the aggregate, excluding (A) Indebtedness solely between or among the Company and one or more of its wholly owned Subsidiaries or (B) borrowings under the Specified Credit Agreement incurred in the ordinary course of business; provided, however, that any Indebtedness incurred in accordance with this Section 5.1(b)(viii) shall not reasonably be expected to adversely affect the ability of Parent or Merger Sub to consummate the Financing;

(ix)    issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing;

(x)    other than in the ordinary course of business consistent with past practice, enter into, renew or extend, materially amend, or terminate, or materially waive any material right, remedy or default under, any Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Material Contract, other than entering into any Contract solely to the extent effecting a capital expenditure acquisition, disposition or other transaction permitted by this Section 5.1(b);

(xi)    merge, combine or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (v) or any disposition permitted by clause (vii) and other than transactions solely among wholly owned Subsidiaries of the Company;

(xii)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or reorganization (other than with respect to or among wholly owned Subsidiaries of the Company);

(xiii)    other than Transaction Litigation, which is addressed in Section 5.14, waive, settle or compromise or agree to settle any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount less than or equal to $2 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xiv)    except as required by any Company Benefit Plan, (A) increase the compensation or severance benefits of any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, except for increases in base salary (and corresponding increases in target annual bonus) for employees of the Company or any of its Subsidiaries (other than members of the Senior Leadership Team), and payments of annual bonuses, in each case, in the ordinary course of business consistent with past practice, (B) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Benefit Plan, other than (1) as would not increase the cost to the Company or its Subsidiaries by more than a de minimis amount or (2) at-will offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees and that do not provide for any severance benefits, (C) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (D) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries or enter into any collective bargaining agreements, or (E) hire or terminate the employment or services of any employee of the Company or any of its Subsidiaries with total target cash compensation in excess of $250,000 per annum, other than a termination for cause or due to permanent disability;

(xv)    make any change in financial accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable Law;

(xvi)    (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any material amended Tax Return that would result in a change in Tax liability, taxable income or loss, (D) adopt or change any method of Tax accounting or annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax liability, (F) agree to extend the statute of limitations in respect of any material amount of Taxes or (G) surrender any right to claim a material Tax refund;

(xvii)    enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement, or change its material operating policies in any material respects;

(xviii)    adopt a shareholder rights plan or “poison pill”;

(xix)    (A) enter into or amend in any manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act or (B) make any payment to any Affiliate of the Company or any other Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to Contracts made available to Parent or as expressly permitted pursuant to Section 5.1(b)(xiv));

(xx)    conduct or announce any facility closure, layoffs, reduction in force or other employment terminations involving or affecting employees of the Company or any of its Subsidiaries, in each case sufficient in number to trigger the application of any Law requiring advance notice of such action; or

(xxi)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the foregoing.

(c)    Except as expressly contemplated by this Agreement, none of Parent, Merger Sub or the Company shall take or permit any of their respective Subsidiaries to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated hereby.

(d)    Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2.    Acquisition Proposals.

(a)    Except as permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries and its and their directors, officers and employees not to, and shall use its reasonable best efforts to cause its and their Affiliates and other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (an “Inquiry”), (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry or that would reasonably be expected to lead to an Acquisition Proposal, or provide access to its properties, books or records or any non-public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (iv) approve, endorse, declare advisable or recommend any Acquisition Proposal, (v) take any action to make the provisions of any Takeover Statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) authorize, commit to, agree or publicly propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their directors, officers and employees and shall instruct its Affiliates and other Representatives to, (x) immediately cease all solicitations, discussions and negotiations with any other Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof and request that each such Person promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such Acquisition Proposal and (y) not terminate, amend, release or modify any provision of any standstill agreement to which it or any of its Subsidiaries is a party, except that the Company may grant a limited waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board so long as the Company promptly (and in any event within twenty-four (24) hours thereafter) notifies Parent thereof (including the identity of such counterparty (except to the extent prohibited by any Contract in effect as of the date hereof)) after granting any such limited waiver, amendment or release as provided in Section 5.2(e).

(b)    Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time following the date hereof and prior to the time the Stockholder Approval is obtained, if the Company receives a written, unsolicited and bona fide Acquisition Proposal that did not result from a breach of this Section 5.2, the Company and its Representatives may contact in writing the Person or group of Persons making such written Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and may (i) provide information to such Person or group of Persons if the Company has entered into with such Person or group of Persons a confidentiality agreement containing terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision (an “Acceptable Confidentiality Agreement”); provided, that the Company shall make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub substantially concurrently (and in any event within twenty-four (24) hours thereafter), and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described in clause (i) or (ii) above, (A) the Company

Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (B) the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.2(b) (including a public announcement that the Company or the Company Board has made any determination required under this Section 5.2(b) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure)), shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.

(c)    Except as set forth in this Section 5.2(c) or in Section 5.2(d), neither the Company Board nor any committee thereof shall (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Proxy Statement, (3) adopt, approve, recommend, endorse or otherwise declare advisable, any Acquisition Proposal, (4) publicly propose to adopt, approve, recommend, endorse or otherwise declare advisable, any Acquisition Proposal, (5) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of the public disclosure of an Acquisition Proposal (other than of the type referred to in the following clause (6)) with any Person other than Parent and Merger Sub (provided that if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such public disclosure, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held), or (6) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held) (any of the foregoing, a “Change of Recommendation”); provided, that any communication made in accordance with Section 5.2(d)(ii), or the failure by the Company Board to take a position with respect to an Acquisition Proposal referred to in the preceding clause (5) or a tender offer or exchange offer referred to in the preceding clause (6), shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or the public disclosure of such Acquisition Proposal, as applicable (or such earlier time as referenced above). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may (A) effect a Change of Recommendation if the Company Board has received an unsolicited, written bona fide Acquisition Proposal after the date hereof that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal and did not result from a material breach by the Company of this Section 5.2 or (B) effect a Change of Recommendation contemplated by clauses (1) or (2) of the definition thereof, if, upon the occurrence of an Intervening Event, the

Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law, and:

(i)    the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to effect a Change of Recommendation (a “Notice of Change of Recommendation”), which notice shall specify in reasonable detail the basis for the Change of Recommendation and, if the proposed Change of Recommendation is in response to a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms thereof (containing a copy of any proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Company Board (or, if there is no such proposed agreement, a written summary of the material terms and conditions of the Superior Proposal) and the identity of the party making such Superior Proposal) or, if the proposed Change of Recommendation is in response to an Intervening Event, reasonable detail regarding the Intervening Event;

(ii)    after providing such notice and prior to effecting such Change of Recommendation, the Company shall have negotiated with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement so that (A) the Superior Proposal ceases to be a Superior Proposal or (B) the Change of Recommendation in response to the Intervening Event is no longer applicable; and

(iii)    following the end of such three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and, with respect to Clause (A) below, its financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to be a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect a Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.

Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new Notice of Change of Recommendation and the Company shall be required to comply again with the requirements of clauses (i)-(iii) above; provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Parent of any such new Notice of Change of Recommendation.

(d)    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any

“stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer); provided, however, that, (x) except as provided in the next sentence, any disclosure made as permitted in clause (i) of this Section 5.2(d) (other than any “stop-look-and-listen” or similar communication) that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure, and (y) neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend any Acquisition Proposal (including that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal) or otherwise effect a Change of Recommendation with respect thereto, except as permitted by Section 5.2(c). It is understood and agreed that any “stop-look-and-listen” or similar communication permitted under clause (ii) of this Section 5.2(d) made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if earlier, no fewer than two (2) Business Days prior to the date on which the Stockholders Meeting is scheduled to be held) shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4. The Company shall in no event be deemed to violate this Section 5.2 or to have effected a Change of Recommendation as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.2.

(e)    The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing if, from and after the date hereof, any Acquisition Proposal or Inquiry (including any request for non-public information in connection therewith) is received by the Company, any of its Subsidiaries or any of its or their Representatives, indicating (except to the extent prohibited by any Contract in effect as of the date hereof) the identity of the Person or group of Persons making such Acquisition Proposal, Inquiry or request and the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written Inquiries and any proposed agreements related thereto), and thereafter shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, Inquiry or request (including any material modifications or amendments thereto). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing (i) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an Acquisition Proposal in accordance with Section 5.2(b) and (ii) thereafter of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Parent reasonably informed of the status and material terms of any such Inquiry, Acquisition Proposal, discussions or negotiations on a reasonably current basis, including by providing a copy of all proposals, offers or drafts of proposed agreements. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

Section 5.3.    Proxy Statement.

(a)    As promptly as practicable after the date hereof (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare and, after reasonable consultation with Parent, file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and the Company shall prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings. Except as permitted by Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.

(b)    The Company shall as promptly as reasonably practicable notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to Parent copies of all correspondence with the SEC with respect to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to (i) promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC (with the assistance of, and after consultation with, Parent as provided by Section 5.3(c)), (ii) make any amendments or filings as may be necessary in connection therewith and (iii) have the Proxy Statement cleared by the SEC staff as soon as reasonably practical after such filing. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c)    Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) provide Parent with an opportunity to review and comment on (which comments shall be made promptly) such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent.

(d)    If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. Nothing in this Section 5.3(d) shall limit the rights or obligations of any party under any other paragraph of this Section 5.3.

(e)    All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

Section 5.4.    Stockholders Meeting.

(a)    Subject to Section 5.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournment or postponement thereof as permitted by this Section 5.4, the “Stockholders Meeting”) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Stockholder Approval, whether or not a quorum is present, (iv) if required by applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with outside legal counsel and subject to Section 5.3(c)) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided, further, that in no event shall the Stockholders Meeting be postponed or adjourned to a date that is more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled to be held without the prior written consent of Parent. Unless there has been a Change of Recommendation pursuant to Section 5.2, the Company shall use its reasonable best efforts to lawfully obtain the Stockholder Approval, including actively soliciting proxies in favor of the adoption of this Agreement at the Stockholders Meeting. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any other Acquisition Proposal.

(b)    The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to the Company’s stockholders in accordance with Section 5.3 and this Section 5.4, notwithstanding any Change of Recommendation.

Section 5.5.    Reasonable Best Efforts; Filings; Other Actions.

(a)    Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall, and shall cause their respective Subsidiaries to, each use its reasonable best efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing all things necessary, proper or advisable under this Agreement or applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act and any other applicable Regulatory Law and (C) any other applicable Law, (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract; provided, further that without the prior written consent of Parent, neither the Company nor its Subsidiaries shall pay or commit to pay to any third party (for the avoidance of doubt, other than filing fees in connection with the actions described in the preceding clause (ii)) whose consent or approval is being solicited any amount of cash or other consideration, make any commitment or incur any liability or other obligation in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Sections 5.12 and 5.13, and not this Section 5.5.

(b)    In furtherance and not in limitation of this Section 5.5, each party hereto agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within fifteen (15) Business Days), to make, or cause to be made, all filings and authorizations, if any, required under any other applicable Regulatory Law as promptly as reasonably practicable after the date hereof, and to supply, or cause to be supplied, as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to any Regulatory Law. In furtherance and not in limitation of the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties.

(c)    In furtherance and not in limitation of this Section 5.5, the Company and Parent shall, and shall cause their respective Subsidiaries to, each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. In furtherance and not in limitation of the foregoing, the Company and Parent shall, and shall cause their respective Subsidiaries to, (x) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or any of its Subsidiaries, or of the Company or any of its Subsidiaries, and (y) otherwise take or commit to take any actions that after the Closing Date limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or any of its Subsidiaries (including the Surviving Corporation), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date; provided, that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company and its Subsidiaries only in the event the Closing occurs.

(d)    In furtherance and not in limitation of this Section 5.5, each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any Regulatory Law, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other parties to review in advance any proposed substantive communication to any Governmental Entity, (ii) unless required by applicable Law, not agree to participate in any meeting or teleconference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (iii) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Subsidiaries and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney client privilege or other privilege or trade secret protection or the work product doctrine), and (iv) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law; provided, however, that the parties may, as each deems advisable, reasonably designate competitively sensitive material provided under this Section 5.5 or any other section of this Agreement as “outside counsel only material”. Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications, or other competitively sensitive material.

Section 5.6.    Access and Reports.

(a)    Subject to applicable Law, from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent, Merger Sub and each of their Representatives (including, to the extent requested by Parent, the Lenders) reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent, Merger Sub or their Representatives (including, to the extent requested by Parent, the Lenders) may reasonably request; provided, that (w) any information concerning Acquisition Proposals, Inquiries or transactions competing with or alternative to the transactions contemplated by this Agreement shall be governed by Section 5.2 and not this Section 5.6, (x) no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, (y) neither this Section 5.6(a) nor any other provisions of this Agreement shall require the Company or any of its Subsidiaries to permit access to (A) any inspection or any information that would violate any of its obligations with respect to confidentiality that are in effect as of the date hereof, (B) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine or (C) information that in the reasonable opinion of the Company would result in a material breach of a Contract to which the Company or any of its Subsidiaries are bound as of the date hereof, and (z) any such investigation shall be conducted in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties; provided, that the Company shall use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (A)-(C), including by making appropriate substitute arrangements.

(b)    Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives, Lenders or Affiliates in connection with the transactions contemplated by this Agreement in accordance with that certain letter agreement, dated May 1, 2017, between Silver Lake Management Company IV, L.L.C. and the Company (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced against such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.6(c) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

Section 5.7.    Publicity; Communications. The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter (unless in connection with communications regarding a Change of Recommendation or in connection with the other matters described in Section 5.2) each party shall consult with the other parties, and give each other the opportunity to review and comment, prior to issuing any press releases or otherwise making public announcements or filings with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with the NYSE (in which case such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).

Section 5.8.    Employee Benefits.

(a)    For a period of not less than twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or regular hourly wage (whichever is applicable) no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time, (ii) an annual target cash incentive compensation opportunity that is no less favorable than the annual target cash incentive compensation opportunity in effect for the applicable Continuing Employee as of immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are, in each case, no less favorable in the aggregate than the other compensation opportunities and employee benefits, respectively, provided to the applicable Continuing Employee as of immediately prior to the Effective Time, it being understood that the Surviving Corporation may provide cash incentive compensation opportunities in lieu of equity compensation awards.

Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the Company Benefit Plans and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof (including the amendment and termination provisions).

(b)    Without limiting the generality of the foregoing, during the Continuation Period, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance in amounts and on terms and conditions that are no less favorable than the severance protections provided to each such Continuing Employee under the Company Benefit Plans as of the date of this Agreement (or, if greater, those applicable to similarly situated employees of Parent).

(c)    Parent will cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan, for purposes of any retiree medical or retiree life insurance plan, or as would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service were with Parent or its Subsidiaries.

(d)    With respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs under analogous Company Benefit Plans.

(e)    Immediately prior to the Effective Time, the Company shall pay to each employee of the Company who is employed as of immediately prior to the Effective Time and who is then participating in any bonus plans or incentive plans maintained by the Company with respect to the Company’s fiscal year during which the Closing occurs (the “Annual Bonus Plans”), a prorated bonus under the Annual Bonus Plans for the period from the beginning of such fiscal year through the Closing Date (the “Bonus Period”) equal to the greater of (i) such employee’s bonus entitlement for the Bonus Period under the Annual Bonus Plans based on the actual level of achievement of the applicable performance goals for the period beginning on the first day of such fiscal year and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (excluding costs relating to the Merger, as applicable), as determined by the Company Board in its sole discretion and (ii) such employee’s bonus entitlement for the Bonus Period under the Annual Bonus Plans assuming target performance through the Closing Date. The Surviving Corporation shall establish bonus plans or incentive plans with respect to the remainder of the fiscal year in which the Effective Time occurs on terms consistent with Section 5.8(a).

(f)    Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.9, nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.9.    Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 5.10.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries and each fiduciary of a Company Benefit Plan (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time (including in connection with such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or a fiduciary of a Company Benefit Plan), whether asserted or claimed prior to, at or after the Effective Time including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall cause, unless otherwise required by applicable Law, the Charter and Bylaws to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from and after the Effective Time, each of Parent and the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10(a), upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 5.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation.

(b)    Prior to the Effective Time, the Company shall obtain (and, following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) and fully pre-pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time (collectively, “D&O Insurance”) with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof. In lieu of the foregoing described in this Section 5.10(b) at Parent’s election in its sole discretion, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the aggregate of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

(c)    If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.

(d)    The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)    The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts or Laws or otherwise. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11.    Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.    Financing.

(a)    Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) as promptly as possible but in any event prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and comply with its obligations thereunder in all material respects, (ii) negotiate definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or, if available, on other terms that (A) are acceptable to Parent in its sole discretion, (B) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.12(b) and comply with its obligations thereunder, and (iii) taking into account the expected timing of the Marketing Period, satisfy (or, if reasonably required to obtain the Financing, seek the waiver of) on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are within the control of Parent and its Subsidiaries. In the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (except those that, by their nature, are to be satisfied at the Closing) have been satisfied or waived, Parent and Merger Sub shall use their reasonable best efforts to cause the

Lenders thereunder to comply with their respective obligations, including to fund the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its respective rights, under the Debt Commitment Letter and Definitive Agreements in a timely and diligent manner. Parent and Merger Sub shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letter or Definitive Agreements of which Parent or Merger Sub, as applicable, has obtained Knowledge.

(b)    Neither Parent nor Merger Sub shall, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter (including any amendment to add Lenders, lead arrangers, bookrunners, agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof) if such amendment, modification, waiver or remedy (A) adds any new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the amount of the Financing to an amount that, together with available cash at the Company and its Subsidiaries and other available cash or other funds of Parent and its Subsidiaries, would on the Closing Date be less than the amount required to consummate the transactions contemplated hereby, (C) adversely affects in a material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (taking into account the expected timing of the Marketing Period); or (ii) terminate the Debt Commitment Letter unless such Debt Commitment Letter is replaced at such time with a new commitment letter that would satisfy the preceding clause (i). Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of the Debt Commitment Letter.

(c)    In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, available cash at the Company and its Subsidiaries and other available funds or cash to Parent and its Subsidiaries, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources on terms and conditions that are not less favorable to Parent and its Subsidiaries than the terms and conditions contemplated in the Debt Commitment Letter as of the date hereof, and which do not include any terms or conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur than the conditions set forth in the Debt Commitment Letter as of the date hereof, and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative or replacement financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question). Parent and Merger Sub shall provide the Company with prompt oral and written notice of any breach or default by any party to the Debt Commitment Letter or any Definitive Agreement of which Parent or Merger Sub obtain Knowledge and the receipt of any written notice or other written communication from any Lender with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Parent and Merger Sub shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, and without limiting the effect of Section 7.5(f) and Section 8.7, compliance by Parent and Merger Sub with this Section 5.12 shall not relieve Parent and Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. Without limiting the effect of Section 7.5(f) and Section 8.7, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate of Parent or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 5.13.    Financing Cooperation.

(a)    Prior to the Closing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable efforts to cause its and their Representatives to, provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including by (i) if requested by Parent, participating in a reasonable number of meetings (including meetings with prospective Lenders), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, (ii) to the extent required by the Financing and requested by Parent, using reasonable efforts to facilitate the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time, (iii) furnishing Parent and the Lenders as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) such financial and other information regarding the Company as is readily available to the Company at such time and is customarily required in connection with the execution of financings of a type similar to the Financing, including the financial statements of the Company and its consolidated Subsidiaries required by condition paragraph 4 in Exhibit C to the Debt Commitment Letter (such financial statements, the “Required Financial Information”), (iv) if requested by Parent, using reasonable best efforts to assist Parent in connection with Parent’s preparation of customary pro forma financial statements as required by condition paragraph 5 in Exhibit C to the Debt Commitment Letter; provided, that (x) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the Merger and the other transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records, (v) in each case following Parent’s reasonable request, using reasonable best efforts to assist Parent and Merger Sub in the preparation of (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Financing, (B) materials for rating agency presentations and (C) definitive documentation for the Financing, (vi) following Parent’s reasonable request, using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute resolutions or consents of the Company and its Subsidiaries that do not become effective until the Effective Time with respect to entering into the definitive documentation for the Financing and otherwise as necessary to authorize consummation of the Financing, and (vii) if requested by Parent, provide, at least two (2) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested by Parent in writing at least nine (9) Business Days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained in this Section 5.13 or otherwise, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that would: (i) require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing that is effective prior to the Effective Time or execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement that is effective prior to the Effective Time, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any certificate, document, instrument or agreement be effective until the Closing, (iv) cause any director, officer employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege of the Company or any of its Subsidiaries, (viii) require the Company or any of its Subsidiaries to prepare any financial statements or information that (a) are not available to it and prepared in the ordinary course of its financial reporting practice and (b) would not otherwise be available to it or capable of being prepared by it without undue burden or otherwise with the use of its commercially reasonable efforts or (ix) require the Company or any of its Subsidiaries to enter into any instrument or agreement that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the arrangement of the Financing and any action taken by them pursuant to this Section 5.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13).

(b)    The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent on or prior to the second (2nd) Business Day prior to the Effective Time, a copy of a payoff letter (subject to delivery of funds as arranged by Parent), in customary form and substance, from the Administrative Agent (as defined in the Specified Credit Agreement) under the Specified Credit Agreement. The Company shall, and shall cause its Subsidiaries, as applicable, to, deliver all notices (which notices shall be subject to the consummation of the Financing) and take all other reasonable actions required to facilitate the termination of commitments under the Specified Credit Agreement, the repayment in full of all Obligations (as defined in the Specified Credit Agreement, but other than contingent obligations for which no claim has been made and any other obligations that survive the termination of the Specified Credit Agreement pursuant to the terms thereof) then outstanding thereunder and the release of any Liens and termination of all guarantees (if any) in connection therewith, in each case, on the Closing Date in connection with such repayment (each such termination, repayment or release, a “Credit Agreement Termination”); provided that (x) in no event shall this Section 5.13(b) require the Company or any of its Subsidiaries to cause any Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization, backstop or replacement of letters of credit.

(c)    If requested by Parent in writing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, (i) issue one or more notices of optional redemption (including, if and to the extent permitted under the Existing Notes and Existing Indenture, any notice to extend the redemption date) for all of the outstanding aggregate principal amount of the Existing Notes pursuant to the Existing Indenture, in order to effect a redemption of the Existing Notes on (or at Parent’s election, following) the Closing Date; provided that such redemption notice shall provide that the obligation to redeem the Existing Notes shall be subject to and conditioned upon the occurrence of the Closing Date and the deposit of funds contemplated in the next sentence, and (ii) provide any other cooperation reasonably requested by Parent to facilitate the redemption of the Existing Notes (and/or, if elected by Parent, satisfaction and discharge of the Existing Notes and the Existing Indenture) effective as of (or at Parent’s election, following) and conditioned upon the occurrence of the Closing Date (including delivering any notices, requests, certificates and legal opinions or orders required to be delivered to the trustee under the Existing Indenture in connection with the notice of optional redemption or satisfaction and discharge (but solely to the extent such notices, requests, certificates, opinions and orders would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered)). The Company shall provide Parent with a reasonable opportunity to review and comment on such notices, requests, certificates and orders and any other document that purports to effect, amend or modify the terms of the redemption. Parent shall deposit, or cause to be deposited, funds with the Existing Notes Trustee sufficient to fund the Discharge no later than the redemption time specified in the applicable redemption notice, or, in the case of a satisfaction and discharge, the time of such satisfaction and discharge (in each case, subject to the occurrence of the Closing Date and the receipt by Parent of financing in an amount sufficient to effect such redemption in full). The redemption (or, if applicable, satisfaction and discharge) of the Existing Notes and Existing Indenture pursuant to this Section 5.13(c), and the release of all guarantees in connection therewith, are referred to collectively as the “Discharge.”

(d)    For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13 represent the sole obligation of the Company, its

Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including any Financing) to be obtained by Parent, Merger Sub or any of their Affiliates with respect to the transactions contemplated by this Agreement, the Discharge and the repayment of the Specified Credit Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(e)    All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.13 shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Lenders, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.

Section 5.14.    Transaction Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep the other reasonably informed on a current basis with respect to any Transaction Litigation, reasonably consult with the other and give consideration to the other’s advice regarding such Transaction Litigation, and give each other the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; provided, that (x) the Company shall in any event control such defense, settlement or prosecution and (y) and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.6, including regarding attorney-client privilege or other applicable privilege; provided, further, that neither party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless the other party shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.15.    Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.

Section 5.16.    State Takeover Statutes. The Company and the Company Board shall (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger and (b) if any Takeover Statute becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger.

Section 5.17.    Conduct of Parent and Merger Sub. During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (x) as required by applicable Law or (y) as expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (including Merger Sub)

to, (a) take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated hereby, or (b) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or analogous governing body in support of, any of the foregoing.

Section 5.18.    Obligations of Merger Sub and the Surviving Corporation. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.19.    Certain Intellectual Property Matters. The Company agrees to the matters set forth on Section 5.19 of the Company Disclosure Schedule.

ARTICLE VI

CONDITIONS

Section 6.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been duly adopted by a majority of the outstanding Shares entitled to vote thereon in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (the “Stockholder Approval”).

(b)    Regulatory Consents. Any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c)    Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 6.2.    Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(d), Section 3.4, Section 3.7(b) and Section 3.20, the representations and warranties of the Company contained in Article III shall be true and correct as of the Closing Date as if made at such time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.3(a), Section 3.3(b), Section 3.3(d) and Section 3.7(b) shall be true and correct as of the Closing Date as if made at such time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except, in the case of (x) Section 3.3(a) and Section 3.3(b), for inaccuracies that are de minimis and (y) Section 3.3(d), for inaccuracies as would not result in an increase in respect of the aggregate cash amounts payable with respect to the Company Equity Awards other than any such increases that are de minimis relative to the aggregate Merger Consideration (including the amounts payable pursuant to Sections 2.7 and 2.8) payable pursuant to this Agreement, and (iii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.20 shall be true and correct in all material respects as of the Closing Date as if made at such time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)    Performance of Obligations. The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c)    Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(d)    No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement.

Section 6.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.10, the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects as of the Closing Date as if made at such time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 Section 4.2, Section 4.3 and Section 4.10 shall be true and correct in all material respects as of the Closing Date as if made at such time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)    Performance of Obligations. Each of Parent and Merger shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Effective Time pursuant to the terms hereof.

(c)    Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections  6.3(a) and 6.3(b) have been satisfied.

Section 6.4.    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 7.2.    Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Company or Parent:

(a)    if the Merger shall not have been consummated on or before December 21, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(b)    if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement is taken; or

(c)    if any Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement.

Section 7.3.    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)    at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt of written notice from the Company of such breach or any shorter period of time that remains between the date the Company provides written notice of such breach and the day prior to the Termination Date; provided, that the Company is not in breach of its representations, warranties, covenants or agreements in this Agreement such that any condition to the obligations of Parent and Merger Sub set forth in Sections 6.2(a) or 6.2(b) would not then be satisfied if the Closing Date were the date of such termination; or

(b)     at any time prior to the Effective Time if (i) the Marketing Period has ended and all the conditions set forth in Section 6.1 and Section 6.2 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) Parent does not consummate the Merger on or prior to the day the Closing is required to occur pursuant to Article I, (iii) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation and (iv) Parent fails to effect the Closing within three (3) Business Days following delivery of such confirmation.

Section 7.4.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)    at any time prior to the time the Stockholder Approval is obtained, if the Company Board (or any committee thereof) shall have effected a Change of Recommendation or allowed the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

(b)    at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt of written notice from Parent of such breach or any shorter period of time that remains between the date Parent provides written notice of such breach and the day prior to the Termination Date; provided, that Parent and Merger Sub are not in breach of any of their representations, warranties, covenants or agreements in this Agreement such that any condition to the obligations of the Company set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied if the Closing Date were the date of such termination.

Section 7.5.    Effect of Termination and Abandonment.

(a)    In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto or its Affiliates or its or their respective directors, officers, employees or stockholders; provided, that (i) except as otherwise provided herein, no such termination shall relieve (A) the Company of any liability to pay the Company Termination Fee, or Parent of any liability to pay the Parent Termination Fee, in each case to the extent required pursuant to this Section 7.5 or (B) subject to Section 7.5(d), the Company of, or, subject to Section 7.5(f), Parent or Merger Sub of, any liability for any Willful Breach of this Agreement prior to such termination, and (ii) the provisions listed in the second sentence of Section 8.1 shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Section 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)    In the event that:

(i)    (x) this Agreement is terminated pursuant to Section 7.2(a), Section 7.2(b) or Section 7.4(b) (and with respect to Section 7.2(a) and Section 7.4(b), the Stockholder Approval has not been obtained), (y) any Person shall have publicly proposed, announced or made an Acquisition Proposal or, in the case of a termination pursuant to Section 7.4(b), an Acquisition Proposal shall have been provided to the Company’s management or the Company Board (or any committee thereof), in either case after the date of this Agreement and prior to the Stockholders Meeting (and such Acquisition Proposal shall not have been withdrawn at least two (2) Business Days prior to such Stockholders Meeting), and, in the case of a termination pursuant to Section 7.4(b), prior to the breach that forms the basis for such termination, and (z) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether consummated within such twelve (12)-month period or thereafter), then the Company shall, on the date such Acquisition Proposal is consummated, pay an amount equal to $37,675,000 (the “Company Termination Fee”), to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of clauses (y) and (z) above the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; or

(ii)    this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall pay the Company Termination Fee to Parent (or its designee) within two (2) Business Days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent.

Without limiting any claim by Parent or Merger Sub for Willful Breach of this Agreement by the Company in accordance with and subject to Section 7.5(d), for the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)    In the event that the Company or Parent shall fail to pay the Company Termination Fee or Parent Termination Fee, as applicable, as required pursuant to this Section 7.5 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate.

(d)    Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated and the Company Termination Fee becomes due and payable under the terms hereof then, except with respect to a Willful Breach of this Agreement by the Company prior to such termination in accordance with and subject to the remainder of this Section 7.5(d), Parent’s and Merger Sub’s sole and exclusive remedy shall be to receive the Company Termination Fee from the Company, and upon Parent’s receipt of the Company Termination Fee, none of the Company or any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary herein, (i) Parent’s right to receive payment of the Company Termination Fee in circumstances in which it is payable following a termination of this Agreement (and any interest payable pursuant to Section 7.5(c)), (ii) following termination of this Agreement by either party, Parent’s right to seek monetary damages from the Company in the event of the Company’s Willful Breach of this Agreement (and provided that in no event shall the Company be subject to monetary damages for Willful Breach in an amount in excess of $87,909,000 (the “Company Damage Cap”)) and (iii) Parent’s right to seek specific performance of this Agreement against the Company prior to the termination of this Agreement in accordance with its terms pursuant to Section 8.7, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent or Merger Sub against the Company and any of its former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, Representative or agent of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise), and except as specifically provided above in this Section 7.5(d), none of the Company Related Parties shall have any liability or obligation to Parent or any of its Affiliates under any theory relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, that in no event will Parent be entitled to (i) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Company Damage Cap, (ii) payment of both monetary damages and the Company Termination Fee in a combined amount in excess of the Company Damage Cap, or (iii) both (x) payment of any monetary damages or the Company Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

(e)    In the event this Agreement is terminated by the Company pursuant to Section 7.3(b) then Parent shall pay the Company a fee equal to $87,909,000 (the “Parent Termination Fee”) within two (2) Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by the Company; provided, that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(f)    Notwithstanding anything to the contrary herein, the Company’s right to (i) terminate this Agreement pursuant to Section 7.3(b) and receive payment of the Parent Termination Fee pursuant to Section 7.5(e) (and any interest payable pursuant to Section 7.5(c)), (ii) terminate this Agreement in a circumstance in which the Parent Termination Fee is not payable pursuant to Section 7.5(e), and seek monetary damages from Parent (but not any of the Lenders or their respective Representatives) in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement (and provided that in no event shall Parent or Merger Sub, in the aggregate, be subject to monetary damages for Willful Breach in an amount in excess of the amount of the Parent Termination Fee) and (iii) seek specific performance of this Agreement against Parent and Merger Sub prior to the termination of this Agreement in accordance with its terms pursuant to, and subject to the limitations contained in, Section 8.7, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent, Merger Sub, the Lenders and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, Representative or agent of any of the foregoing (collectively, the “Parent Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Debt Commitment Letter, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by Parent or Merger Sub (whether willfully, intentionally, unintentionally or otherwise), and except as specifically provided above in this clause (f), none of the Parent Related Parties shall have any liability or obligation to the Company or any of its Affiliates under any theory relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, that in no event will the Company be entitled to (i) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Parent Termination Fee, (ii) payment of both monetary damages and the Parent Termination Fee, or (iii) both (x) payment of any monetary damages or the Parent Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing.

(g)    Each party acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.    Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.9 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement, and the agreements of Parent contained in the last sentence of Section 5.13(a) (Financing Cooperation), shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.

Section 8.2.    Modification or Amendment. Subject to applicable Law, the parties hereto may modify or amend this Agreement at any time prior to the Effective Time, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, this Section 8.2, Section 7.5(e), Section 7.5(f),
Section 8.5(b), Section 8.5(c), clause (v) of the proviso to Section 8.9, and Section 8.15 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) may not be modified, waived or terminated in a manner materially adverse to any Lender or any of its Representatives without the prior written consent of such Lender.

Section 8.3.    Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.5.    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6.

(b)    Notwithstanding the foregoing, each of the parties hereto agrees (on behalf of itself and its controlled Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or their Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or any other letter or agreement related to the Financing or the performance thereof), in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of, or relate to, the Financing or involve the Lenders for the Financing or their Representatives (whether in law, contract, tort, equity or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, THE DEBT COMMITMENT LETTER OR ANY OTHER LETTER OR AGREEMENT RELATED TO THE FINANCING OR THE PERFORMANCE THEREOF). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

c/o Red Ventures Holdco, LP
1423 Red Ventures Drive
Fort Mill, SC 29707
Attention:	Mark Brodsky
Tommy Warlick
Fax:	(794) 909-2180
Email:	mbrodsky@redventures.com
twarlick@redventures.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	William R. Dougherty
Fax:	(212) 455-2502
Email:	wdougherty@stblaw.com

If to the Company, to:

Bankrate, Inc.
1675 Broadway, 22nd Floor

New York, NY 10019
Attention:	James R. Gilmartin, Senior Vice President, General Counsel & Corporate Secretary
Email:	james.gilmartin@bankrate.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
Matthew M. Guest
Fax:	(212) 403-2000
Email:	EDHerlihy@wlrk.com
MGuest@wlrk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7.    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 8.7, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary in this Agreement, the parties hereto hereby acknowledge and agree that the Company shall be entitled to specific performance or any other equitable remedy to cause Parent or Merger Sub to consummate the Merger only if (i) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided, that those other conditions would be satisfied if the Closing were on such date) and Parent has failed to consummate the Closing when required to hereunder, (ii) the Financing has been funded or would be funded following the delivery of a drawdown notice by Parent and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then the Closing will occur accordance with Article I.

Section 8.8.    Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9.    No Third Party Beneficiaries. Each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that (i) the Persons referred to in the last sentence of Section 5.13(a) (Financing Cooperation) and Section 7.5 (Effect of Termination and Abandonment) shall be third party beneficiaries of, and shall be entitled to rely on, such sections, (ii) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (iii) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), (iv) if the Effective Time occurs, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Article II, and (v) the Lenders and their Representatives shall be third party beneficiaries of, and shall be entitled to rely on, Section 7.5(e), Section 7.5(f), Section 8.2, Section 8.5(b), Section 8.5(c), this clause (v) to the proviso in this Section 8.9 and Section 8.15.

Section 8.10.    Definitions; Construction.

(a)    Definitions. As used herein:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition by any Person or group of Persons (for the avoidance of doubt, other than Apax (as defined in the Stockholders Agreement) but only to the extent of its current approximately 42% ownership of Shares) of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries whose assets constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons (for the avoidance of doubt, other than Apax but only to the extent of its current approximately 42% ownership of Shares) of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries whose assets constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, or (d) the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, charge, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, in each case by or before a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, disability, death benefit, medical, dental, or other employee benefit plan, program, agreement or arrangement that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or is required to contribute to, for the benefit of any director, officer or employee of the Company or any of its Subsidiaries, in each case, other than any Multiemployer Plan.

“Company Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Merger; provided, that for purposes of clause (x), none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”:

(i)    any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration in the credit markets generally; or

(ii)    any facts, circumstances, changes, events, occurrences or effects, to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) the entry into and consummation and performance of this Agreement and the transactions contemplated thereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, regulators or other third parties (except that this clause (B) shall not apply to the representations and warranties made in Section 3.5 (and to the extent related to Section 3.5, the condition in Section 6.2(a))), (C) acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), outbreak of hostilities, sabotage or terrorism, (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other acts of god, whether or not weather-related, (E) regulatory and political conditions or developments, (F) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable Law, arising out of or related to this Agreement or any of the transactions contemplated hereby, (G) actions or omissions of the Company or any of its Subsidiaries requested in writing by Parent or expressly required by this Agreement, (H) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof) or (I) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position, or other metrics;

provided, that (x) facts, circumstances, changes, events, occurrences or effects set forth in clauses (i), (ii)(A), (ii)(C), (ii)(D) and (ii)(E) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries of the Company and its Subsidiaries (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), and (y) that the underlying cause of any decline, change or failure referred to in clause (ii)(H) or (ii)(I) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby.

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information, when taken as a whole, does not, in each case, with respect to the Company and its Subsidiaries, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not materially misleading in the light of the circumstances under which it was furnished.

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment or other legally binding instrument.

“Environmental Laws” means any Law regulating or relating to natural resources or the environment, or to the extent relating to exposure to hazardous or toxic materials, human health or safety, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release of, or exposure to, Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indenture” means that certain Indenture, dated as of August 7, 2013, by and among the Company, as issuer, the guarantors party thereto, and the Existing Notes Trustee (as amended or supplemented from time to time), governing the Existing Notes.

“Existing Notes” means $300,000,000 aggregate principal amount of 6.125% Senior Notes due 2018, issued by the Company.

“Existing Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Existing Indenture.

“Governmental Entity” means any federal, state, local or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign or supranational, and any arbitral body or the NYSE.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all worldwide intellectual property rights, including: trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, domain names, social and mobile media identifiers, URLs, other source indicators and all common-law rights relating thereto, and the goodwill of any business symbolized by the foregoing; registered and unregistered copyrights and patents and patent applications; trade secrets and know-how; methods and processes; proprietary lists (including customer and vendor lists); and computer programs, software, data and databases.

“Intervening Event” means a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“Knowledge” means (i) with respect to the Company, the actual knowledge of those persons set forth in Section 8.10(b) of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(b) of the Parent Disclosure Schedule.

“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

“Lender” means the entities (or any of their Affiliates) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and their respective successors and assigns.

“Lien” means any mortgage, pledge, assignment, title defect, claim, adverse ownership interest, transfer restriction, security interest, encumbrance, lien or charge.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing after the date hereof throughout which (i) Parent shall have the Required Financial Information and such Required Financial Information (which shall be the same information throughout the period) is Compliant, (ii) the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than Section 6.1(a) and Section 6.1(b) and those conditions that by their nature are to be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period, or (to the extent permitted by applicable Law) waived, and (iii) during the last five (5) Business Days of such fifteen (15) consecutive Business Day period, the conditions set forth in Section 6.1(a) and Section 6.1(b) shall have been satisfied; provided, however, that (1) neither July 3, 2017 nor November 22 through 24, 2017 (inclusive) shall constitute Business Days for purposes of such fifteen (15) consecutive Business Day period (provided, that, for the avoidance of doubt, such exclusions shall not restart such period), (2) if such fifteen (15) consecutive Business Day period has not been completed on or prior to August 18, 2017, then such period shall be deemed to have not commenced prior to September 5, 2017, (3) if such fifteen (15) consecutive Business Day period has not completed on or prior to December 21, 2017, then such period shall be deemed to have not commenced prior to January 2, 2018, and (4) the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, (A) the independent auditors of the Company shall have withdrawn its audit opinion with respect to any year-end audited financial statements of the Company and its Subsidiaries included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its Subsidiaries included in the Required Financial Information shall have been restated or the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement shall be required; provided, that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to Required Financial Information that is Compliant), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition (including the requirement that Required Financial Information be the same information throughout the period)) such fifteen (15) consecutive Business Day period referred to above shall be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes the Company has not provided the Required Financial Information that is Compliant or that clauses (ii) or (iii) of this definition have not been satisfied and, within (5) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any date earlier than the date indicated in the definition above if the Financing is consummated and the full proceeds thereof received on such earlier date.

“Materials of Environmental Concern” means any substance or material defined, identified or regulated as toxic or hazardous or as a pollutant, contaminant or waste or words of similar meaning or effect under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided, that such liens and restrictions do not materially and adversely impair the Company’s current business operations at such location), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings, (iv) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate, (vi) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (vii) Liens in respect of the Indebtedness of the Company or its Subsidiaries in existence as of the date hereof set forth on Section 8.10(b) of the Company Disclosure Schedule, or incurred as permitted under this Agreement, in each case as security for such Indebtedness, and (viii) Liens securing obligations of the Company or its Subsidiaries under the Specified Credit Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls, or (iii) actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Credit Agreement” means that certain $70,000,000 Revolving Credit Agreement, dated as of August 7, 2013, by and among the Company, certain Subsidiaries of the Company as guarantors, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent.

“Stockholders Agreement” means the Fourth Amended and Restated Stockholders Agreement, dated as of June 21, 2011, by and among the Company, Ben Holding S.à r.l., and certain stockholders of the Company.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into consideration all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal would result, if consummated, in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 5.2); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, unclaimed property or escheat obligation, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes, duties, fees, governmental charges or other assessments of any nature whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents) supplied or required to be supplied to a Governmental Entity relating to Taxes, including any attachments thereto and any amendments thereof.

“Willful Breach” means, with respect to any breaches of any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

(b)    Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. The mere inclusion of an item in the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect or that the inclusion of such item therein is required. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent as of the date of this Agreement, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before the day immediately prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement.

Section 8.11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability; provided, that the parties intend that the remedies and limitations thereon (including provisions that the payment of the Parent Termination Fee or the Company Termination Fee shall be the sole and exclusive remedy of the recipient thereof, limitations on specific performance and other equitable remedies in Section 8.7 and the limitation on liabilities of the Parent Related Parties and of the Company Related Parties) contained in Articles VII and VIII be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

Section 8.12.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Notwithstanding the foregoing, Parent and Merger Sub may assign their respective rights and obligations hereunder to a wholly owned Subsidiary of Parent without such consent; provided, that no such assignment shall (a) adversely impact the Company or the holders of Shares or Company Equity Awards or (b) relieve Parent or Merger Sub of their respective obligations under this Agreement.

Section 8.13.    Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.14.    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 8.15.    Limitation on Recourse. None of the Lenders or any of their respective Representatives will have any liability or obligation to the Company or any of its Subsidiaries or any of their Affiliates or Representatives (and none of the Company or any of its Subsidiaries will bring or support any action, cause of action, claim, cross claim, or third party claim of any kind or description, against any of the Lenders or any of their respective Representatives) relating to or arising out of this Agreement, the Debt Commitment Letter or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BANKRATE, INC.

By:	/s/ Kenneth S. Esterow
	Name:	Kenneth S. Esterow
	Title:	President and Chief Executive Officer

RED VENTURES HOLDCO, LP

By:	/s/ Mark Brodsky
	Name:	Mark Brodsky
	Title:	Chief Financial Officer

BATON MERGER CORP.

By:	/s/ Mark Brodsky
	Name:	Mark Brodsky
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 2, 2017 (this “Agreement”), by and between Red Ventures Holdco, LP (“Parent”), a North Carolina limited partnership, and Ben Holding S.à r.l. (the “Stockholder”).

WHEREAS, concurrently herewith, Bankrate, Inc., a Delaware corporation (the “Company”), Parent and Baton Merger Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company on the terms and conditions set forth therein, with the Company surviving such merger (the “Merger”) and, in connection therewith, the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner of, and has the right to vote and dispose of, certain shares of Company Common Stock (such Company Common Stock, together with any other capital stock of the Company acquired by the Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Company that are entitled to vote on the adoption of the Merger Agreement held or acquired by the Stockholder and which the Stockholder has the right to vote and dispose of, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Stockholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Agreement to Vote; Restrictions on Voting and Dispositions.

(a)    Agreement to Vote Company Common Stock. The Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the Company’s stockholders (which is not opposed by Parent) to a later date if there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held, (2) against any other Acquisition Proposal and (3) against any other action or agreement that would reasonably be expected to result in a material breach of any covenant, agreement, representation or warranty or other obligation of the Company set forth in the Merger Agreement or prevent, materially impair or materially delay the consummation of the Merger. Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of Shares subject to this Section 1(a) shall be automatically reduced (on a pro rata basis with each other stockholder of the Company who has executed a similar voting agreement with Parent in connection with the Merger Agreement and the transactions contemplated thereby, if any (the “Other Voting Agreements”)) to the extent necessary in order that the aggregate number of Shares subject to this Section 1(a), together with all other shares of Company Common Stock (and any other voting securities of the Company) subject to the Other Voting Agreements, represents no more than 39.9% of the shares of Company Common Stock (and any other voting securities of the Company) outstanding and entitled to vote at any such meeting (or to deliver a consent, as applicable) referenced in this Section 1(a), and the Stockholder shall be entitled, in its discretion, to vote all remaining Shares not subject to this Section 1(a) as a result of the application of this sentence in any manner it chooses.

(b)    Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose (including by operation of law) of any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking with respect to any Transfer of any Shares, other than to any affiliate; provided that as a condition to such Transfer, such affiliate shall agree in a signed writing reasonably acceptable to Parent to be bound by and comply with all the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

(c)    Transfer of Voting Rights. The Stockholder hereby agrees that the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d)    Inconsistent Agreements. The Stockholder hereby agrees that it shall not enter into any agreement, contract or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement. The Stockholder has waived, and will not modify or revoke any such waiver with respect to, its consent right under Section 5(b) of the Stockholder Agreement in connection with the transactions contemplated by the Merger Agreement.

(e)    Proxy. Without limiting the obligations of the Stockholder under this Agreement, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the

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officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered, in each case only in the event the Stockholder fails to be counted as present or fails to vote all of the Shares in accordance with this Agreement. This proxy is coupled with an interest and shall be irrevocable, and the Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 1(e) shall terminate and be of no further force and effect upon the Expiration Time.

Section 2.    Representations, Warranties and Covenants of the Stockholder.

(a)    Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(i)    Capacity. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with (other than any disclosure required to be made by the Stockholder to the SEC or other Governmental Entity, including any amendment to any Schedule 13D under the Exchange Act), and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(ii)    Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

(iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as limited by the Enforceability Exceptions).

(iv)    Non-Contravention. Except as contemplated by this Agreement, the Stockholder has not (a) entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) appointed or granted a proxy or power of attorney with respect to any Shares in any manner which is inconsistent with this Agreement. Neither the execution and delivery of this Agreement

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by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) conflict with or violate any provision of the organizational documents of the Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of the Stockholder pursuant to any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected, or (3) violate any Law or Order applicable to the Stockholder or any of its properties or assets, except in the case of clauses (1), (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, materially impair the Stockholder’s ability to perform its obligations hereunder on a timely basis. Subject to Section 4, the Stockholder has irrevocably waived any consent right it may have under Section 5(b) of the Stockholder Agreement in connection with the transactions contemplated by the Merger Agreement.

(v)    Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Stockholder is the sole record and beneficial owner of all of the Shares, in each case free and clear of Liens, and has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Shares, a Person shall be deemed to be the beneficial owner of any Shares which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Stockholder has not assigned any rights associated with any Shares to any Person.

(vi)    Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder in any material respect.

(vii)    Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Stockholder contained herein.

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(b)    Covenants. The Stockholder hereby further covenants and agrees as follows:

(i)    The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

(ii)    The Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Proxy Statement filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement.

(iii)    The Stockholder hereby waives and agrees not to exercise any appraisal rights (including under Section 262 of the DGCL) which may arise with respect to the Shares in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c)    Until the Expiration Time, the Stockholder shall not, and shall cause its Subsidiaries and its and their directors, officers, employees and Affiliates not to, and shall use its reasonable best efforts to cause its and their other Representative not to, directly or indirectly: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry or that would reasonably be expected to lead to an Acquisition Proposal, or provide access to its properties, books or records or any non-public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any Alternative Acquisition Agreement, or (iv) authorize, commit to, agree or publicly propose to do any of the foregoing. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Company or the Company Board from taking any action permitted by and in accordance with Section 5.2 of the Merger Agreement.

(d)    The Stockholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours) notify Parent of (i) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and (ii) the number of any new shares of Common Stock, if any, acquired by such Stockholder or any of its Affiliates after the date hereof.

Section 3.    Representations and Warranties of the Company.

(a)    Capacity. The Company is a limited partnership duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

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(b)    Due Authorization. This Agreement has been duly executed and delivered by the Company and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company.

(c)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as limited by the Enforceability Exceptions).

Section 4.    Termination. Other than this Section 4, Section 2(b)(ii) and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Stockholder hereunder will automatically terminate and cease to be of any further force and effect upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) if the Board of Directors of the Company effects a Change of Recommendation in connection with a Superior Proposal pursuant to the Merger Agreement (the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5.    Miscellaneous.

(a)    Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (1) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (2) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    If to Parent, to:

1423 Red Ventures Drive
Fort Mill, SC 29707
Attention:	Mark Brodsky
Tommy Warlick
Fax:	794-909-2180
Email:	mbrodsky@redventures.com
twarlick@redventures.com

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	William R. Dougherty
Fax:	(212) 455-2502
Email:	wdougherty@stblaw.com

(ii)    If to the Stockholder, to:

Ben Holdings S.a r.l.
c/o Apax Partners, L.P.
601 Lexington Ave
New York, NY 10022
Attention:	Mitch Truwit
Fax:	(646) 514-7242
Email:	mitch.truwit@apax.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Leo M. Greenberg, P.C.
Willard S. Boothby
Fax:	(212) 446-4900
Email:	leo.greenberg@kirkland.com
willard.boothby@kirkland.com

(c)    Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and the Stockholder.

(d)    Successors and Assigns. Except as provided in Section 1(b), no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to a wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement if the applicable assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

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(e)    Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall not have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Stockholder or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon Parent beneficial ownership of any Shares at any time prior to the Effective Time.

(g)    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(h)    Capacity as Stockholder. This Agreement shall apply to the Stockholder solely in its capacity as a stockholder the Company, and it shall not apply in any manner to the Stockholder in any capacity as a director, officer or employee of the Company or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by the Stockholder in any such other capacity.

(i)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

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(j)    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(j) shall not be required to provide any bond or other security in connection with any such order or injunction.

(k)    No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(l)    Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(m)    Submission to Jurisdiction. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (1) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (2) waives any objection to laying venue in any such Action in the Chosen Courts, (3) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (4) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with
Section 5(b).

(n)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(N).

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(o)    Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(p)    Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(q)    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(r)    Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

RED VENTURES HOLDCO, LP

By:
Name:
Title:

BEN HOLDING S.À R.L.

By:
Name:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANKRATE, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Bankrate, Inc.

SECOND: The name and address of the registered agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment or modification or repeal of the foregoing sentence or of the DGCL shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.

SEVENTH:

Section 1. Nature of Indemnity. Each person who was or is made a party or is or was threatened to be made a party to or is or was otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director, officer, fiduciary, or agent of the Corporation or, while a director, officer, or fiduciary of the Corporation, is or was serving at the request of the Corporation as a director, officer, fiduciary, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or fiduciary or in any other capacity while serving as a director, officer, fiduciary, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL (but, in the case of an amendment of the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) actually and reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue to such person who has ceased to be a director, officer, or fiduciary and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, that except as provided in Section 2 of this Article SEVENTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized at any time or from time to time by the Board of Directors of the Corporation. The foregoing proviso shall not apply (i) to counterclaims or affirmative defenses asserted by a person seeking indemnification in an action brought against such person or (ii) to any proceeding brought by a person seeking indemnification or payment under any directors’ and officers’ liability insurance covering such person or seeking enforcement of such person’s rights to indemnification under this Article SEVENTH. The right to indemnification conferred in this Article SEVENTH shall be a contract right and, subject to Sections 2 and 5 of this Article SEVENTH, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors of the Corporation, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Limitation of Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct of a knowing violation of law or (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 3. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Nonexclusivity of this Article. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Expenses. Expenses incurred by any person described in Section 1 of this Article SEVENTH in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors of the Corporation in the specific case upon receipt of an undertaking by or on behalf of the relevant director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

Section 7. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least fifty percent (50%) of whose equity interests are owned, directly or indirectly, by the Corporation, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 8. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article SEVENTH and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors of the Corporation.

Section 9. Contract Rights. The provisions of this Article SEVENTH shall be deemed to be a contract right between the Corporation and each director, officer, or fiduciary who serves in any such capacity at any time while this Article SEVENTH and the relevant provisions of the DGCL or other applicable law are in effect, and such rights shall continue as to a director, officer, or fiduciary who has ceased to be a director, officer, or fiduciary and shall inure to the benefit of such director’s, officer’s, or fiduciary’s heirs, executors and administrators. Any repeal or modification of this Article SEVENTH or any such law that adversely affects any right of any director, officer, or fiduciary, or former director, officer, or fiduciary, shall be prospective only and shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 10. Merger or Consolidation. For purposes of this Article SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

EIGHTH: To the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) each Exempted Stockholder (as defined below), director employed by an Exempted Stockholder or one of its affiliates, officer affiliated with an Exempted

Stockholder or one of its affiliates and any other officer or director of the Corporation specifically designated by an Exempted Stockholder or one of its affiliates (collectively, the “Exempted Persons”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation. For purposes of this Article EIGHTH, the term “Exempted Stockholder” shall mean all stockholders of the Corporation other than stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation or who are permitted transferees of any such person.